FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ENGAGES BDO SEIDMAN, LLP AS ITS AUDITOR FOR FISCAL 2007

Secaucus, New Jersey - October 15, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), announced that the Audit Committee of its Board of Directors has engaged BDO Seidman, LLP as the Company’s new independent registered public accounting firm for the current fiscal year ending February 2, 2008. Deloitte & Touche LLP is continuing to serve as the Company's auditor with respect to the Company's financial statements for the three fiscal years in the period ended February 3, 2007 (as to which there is a pending restatement of previously issued financial statements for fiscal 2005 and 2004).

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of October 6, 2007, the Company owned and operated 899 The Children’s Place stores and 328 Disney Stores in North America and its online stores, www.childrensplace.com and www.disneystore.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option granting practices and the completed investigation by the special committee of the Company's Board of Directors, the previously announced pending restatement of the Company's historical financial statements, the delays in filing the Company's periodic reports with the Securities and Exchange Commission, the pending NASDAQ proceedings regarding the Company's continued listing, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.

Investors:  Susan Riley, EVP, Finance and Administration (201) 558-2400
Heather Anthony, Sr. Director, Investor Relations, (201) 558-2865
Media:        Cara O’Brien/Leigh Parrish, FD, 212-850-5600

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